Pricing Supplement No. 25 Dated July 23, 2001
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)


                                                        Rule 424 (b)(3)
                                                     Registration Statement
                                                        No.  333-91953



                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $871,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. have agreed to purchase $871,000,000 aggregate principal amount of the Notes at a price of 99.880% of their principal amount for resale at fixed initial public offering price of 100% of their principal amount. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                                 July 26, 2001

         Maturity Date:                              January 26, 2004

         Initial Principal Amount:                   $871,000,000

         Interest Rate Basis:                        LIBOR Telerate having an
                                                     Index Maturity of three
                                                     months plus 42 basis
                                                     points (0.42%)

         Interest Reset Dates:                       On the Issue Date and
                                                     thereafter quarterly on
                                                     the 26th day of each
                                                     January, April, July and
                                                     October, until the Notes
                                                     are paid in full,
                                                     beginning October 26, 2001

         Interest Payment Dates:                     Quarterly on the 26th day
                                                     of each January, April,
                                                     July and October, beginning
                                                     October 26, 2001, and at
                                                     Maturity

         CUSIP No.:                                  345402 5P2

         Interest Determination Date:                Two London banking days
                                                     prior to each Interest
                                                     Reset Date

         Reference Agent:                            The Chase Manhattan Bank


                           --------------------------


     Bear, Stearns & Co. Inc.

                    Credit Suisse First Boston

                                 Lehman Brothers Inc.

                                            Merrill Lynch & Co.

                                                       Salomon Brothers